Exhibit 11.3

CONSENT OF MASTERWORKS ADMINISTRATIVE SERVICES, LLC

We hereby consent to the inclusion in this Offering Statement on Form 1-A of Masterworks Vault 2, LLC of the fair market value appraisal report dated July 14, 2023, relating to the artwork beneficially owned by Series 326 and the fair market value appraisal report dated July 14, 2023, relating to the artwork beneficially owned by Series 341. We also consent to the reference to us under the heading “Experts” in such Offering Statement.

/s/ Masterworks Administrative Services, LLC

New York, New York
August 14, 2023